Filed pursuant to Rule 424(b)(3)
Registration No. 333-265714

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus Dated July 19, 2022)

biote Corp.

Up to 72,069,990 Shares of Class A Common Stock

Up to 67,856,462 Shares of Class A Common Stock

Up to 5,566,666 Warrants

This prospectus supplement supplements the prospectus dated July 19, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-265714), as amended. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to up to 72,069,990 shares of our Class A Common Stock consisting of (i) 7,937,500 shares of Class A Common Stock issuable upon the exercise of 7,937,500 warrants (the “Public Warrants”) originally issued in the initial public offering of Haymaker Acquisition Corp. III (the “IPO”) at a price of $10.00 per unit with each unit consisting of one share of HYAC Class A Common Stock (as defined in the Prospectus) and one-fourth of a Public Warrant, (ii) 5,566,666 shares of Class A Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), which were originally the Sponsor in connection with the IPO at a price of $1.50 per Private Placement Unit and (iii) 58,565,824 shares of Class A Common Stock issuable to the Members (as defined in the Prospectus) upon exercise of the Retained Biote Units (as defined in the Prospectus) pursuant to the Exchange Rights (as defined in the Prospectus), which were originally issued at an assumed price per Retained Biote Unit of approximately $10.00.

In addition, the Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (A) 67,856,462 shares of our Class A Common Stock, consisting of (i) 7,937,500 shares of Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO at a price of approximately $0.003 per share, (ii) 5,566,666 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and (iii) 54,352,296 shares of Class A Common Stock issuable to the Members (as defined in the Prospectus) upon exercise of the Retained Biote Units (as defined in the Prospectus) pursuant to the Exchange Rights (as defined in the Prospectus) and (B) 5,566,666 Private Placement Warrants, which Private Placement Warrants were originally issued at a purchase price of $1.50 per Private Placement Warrant.

Our Class A Common Stock and Public Warrants were listed on Nasdaq Global Market, under the symbols “BTMD” and “BTMDW,” respectively. For more details, please see our risk factor relating to a Nasdaq delisting beginning on page 43 of the Prospectus. On July 18, 2022, the last reported sales price of our Class A Common Stock was $4.98 per share and the last reported sales price of our Public Warrants was $0.3702 warrant.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2022 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100

Irving, Texas 75038

(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	BTMDW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Investor Rights Agreement

On July 19, 2022, biote Corp. (the “Company”) entered into an Amended and Restated Investor Rights Agreement, by and among the Company, Haymaker Sponsor III LLC (the “Sponsor”) and the other partiers thereto (the “A&R IRA”), which amends and restates the Investor Rights Agreement dated as of May 26, 2022 (the “Prior IRA”), by and among the Company, the Sponsor and the other parties thereto.

Pursuant to the terms of the Prior IRA, among other things, (i) the Members (as defined therein) agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of the shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), the Company’s Class V common stock, par value $0.0001 per share (the “Class V common stock” and, together with the Class A common stock, the “Shares”), and the Company’s Class A common units of Biote held by such Members, as applicable, for six months following the closing of the business combination on May 26, 2022 (the “Closing”), and the Member Earnout Units (as defined therein) until the date such securities have been earned in accordance with the Business Combination Agreement (as defined therein) (the “Member Lock-Ups”); and (ii) the Sponsor agreed not to, subject to certain exceptions, transfer, sell, assign or otherwise dispose of its (a) shares of Class A common stock (other than the Sponsor Earnout Shares, as defined therein) for six months following the Closing; and (b) Sponsor Earnout Shares (as defined therein) until the date such securities have been earned in accordance with the Business Combination Agreement (together with the Member Lock-Ups, the “Lock-Ups”). Under the A&R IRA, the Company may waive the Lock-Ups in its sole discretion. The Company waived Lock-Ups with respect to 3,277,720 Shares in an effort to comply with initial Nasdaq listing standard requirements with respect to its public float, and may determine to waive Lock-Ups with respect to additional Shares if the Company decides it is in the best interests of the Company and its stockholders. For instance, the Company’s small public float could limit its ability to raise additional capital through sales of its Class A common stock and limit its ability to use its equity for strategic purposes. For these reasons or other unforeseen developments, the Company could determine that it is in the best interests of the Company and its stockholders to release additional Shares from their Lock-Ups.

The foregoing description of the A&R IRA is not complete and is qualified in its entirety by reference to the full text of the A&R IRA, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1+	Amended and Restated Investor Rights Agreement, dated as of July 19, 2022, by and among the Company, the Members, the Members’ Representative, Haymaker Sponsor III LLC and certain other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Certain portions of this exhibit have been omitted pursuant to Regulation S-K Item (601)(b)(10).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 19, 2022

biote Corp.

By:	/s/ Teresa Weber
Name:	Teresa Weber
Title:	Chief Executive Officer

Exhibit 10.1

Certain identified information marked with [***] has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Amended and Restated Investor Rights Agreement, the “A&R Investor Rights Agreement”), dated as of July 19, 2022 (the “Effective Date”), is made by and among (i) biote Corp. (formerly Haymaker Acquisition Corp. III), a Delaware corporation (“PubCo” or the “Company”); (ii) each of the member signatories party hereto (each, a “Member” and collectively, the “Members”); (iii) Teresa S. Weber in her capacity as the Members’ representative hereunder (the “Members’ Representative”); (iv) Haymaker Sponsor III LLC, a Delaware limited liability company (the “Sponsor”); and (v) solely for the purpose of Section 4.4, each of the SPAC Insiders (as defined in Section 1.1). Each of PubCo, the Members, the Members’ Representative, the Sponsor and the SPAC Insiders may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo entered into that certain Business Combination Agreement, dated as of December 13, 2021, by and among PubCo, the Sponsor, BioTE Holdings, LLC, a Nevada limited liability company (the “Operating Company”), and the Members’ Representative (as may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) contemplated by the BCA;

WHEREAS, pursuant to the BCA, at the Closing, the Members, in the aggregate, retained the Retained Company Units (including the Earnout Company Units) and PubCo issued to the Members an aggregate number of shares of Buyer Class V Voting Stock (including the Earnout Voting Shares) equal to the number of Retained Company Units;

WHEREAS, simultaneously with the Closing, the Members amended and restated the Operating Company’s operating agreement by adopting the Second Amended and Restated Operating Agreement of the Operating Company (the “Operating Company A&R OA”);

WHEREAS, (i) the Earnout Company Units will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Company Units”), and (ii) the Earnout Voting Shares will be earned by the Members upon the satisfaction of the conditions set forth in the BCA (the “Earned Earnout Voting Shares”);

WHEREAS, each of the Members has the right to exchange Retained Company Units (including the Earned Earnout Company Units) and an equal number of shares of Buyer Class V Voting Stock for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the Operating Company A&R OA;

WHEREAS, pursuant to the terms and conditions of the Certificate of Incorporation (as herein defined), the BCA and the Sponsor Letter Agreement, in connection with the Closing, all then-outstanding shares of Class B Common Stock (as herein defined) converted into shares of Buyer Class A Common Stock (the “Class B Common Stock Conversion”), and the Sponsor will subject the Sponsor Earnout Shares to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the BCA;

WHEREAS, PubCo and the Sponsor entered into that certain Registration Rights Agreement, dated as of March 1, 2021 (the “Original RRA”);

WHEREAS, in connection with the Closing of the Business Combination, the Parties entered into that certain Investor Rights Agreement, dated as of May 26, 2022 (the “Investor Rights Agreement”);

WHEREAS, in connection with the execution of the Investor Rights Agreement, PubCo and the Sponsor terminated the Original RRA and replaced it with the Investor Rights Agreement;

WHEREAS, in connection with the execution of this A&R Investor Rights Agreement, the Parties desire to Amend and Restate the Investor Rights Agreement and replace it with this A&R Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights and certain other matters, in each case in accordance with the terms and conditions of this A&R Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this A&R Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this A&R Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this A&R Investor Rights Agreement.

“A&R Investor Rights Agreement” has the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the Amended and Restated Bylaws of Buyer, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Buyer, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (b) any shares of such Class A common stock issued pursuant to the Class B Common Stock Conversion, and (c) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class A Common Units” means Class A Common Units (as defined in the Operating Company A&R OA) owned by one or more of the Members or any of their Permitted Transferees, including Retained Company Units and Earned Earnout Company Units.

“Class B Common Stock” means, the Class B common stock, par value $0.0001 per share, of PubCo, all of the outstanding shares of which were converted into shares of Class A Common Stock in connection with the Closing of the BCA pursuant to the Class B Common Stock Conversion.

“Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Confidential Information” has the meaning set forth in Section 2.2.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is Beneficially Owned by such Person or such Person’s Family Members, or either of their Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing or general partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits, and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Initial Shares” means an aggregate of 57,204,557 Retained Company Units (and any Equity Securities into which such units may be exchanged), proportionately amongst the Members based on their respective percentage interests held in the Operating Company as of immediately after the Closing.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Member Director” has the meaning set forth in Section 2.1(a).

“Members” has the meaning set forth in the Preamble.

“Member Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Members’ Representative” has the meaning set forth in the Preamble.

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Independent” means a person who shall qualify as an “independent director” as such term is defined under Nasdaq Stock Market Rule 5605(a)(2) (or any successor rule) and applicable SEC rules and regulations, as of (i) the time of the nomination of such director pursuant to Section 2.1 and (ii) the time of any vote, decision or recommendation made by such director as a member of the Board.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of

Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Operating Company” has the meaning set forth in the Recitals.

“Operating Company A&R OA” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries), (d) any Controlled Entity of such Person, (e) any member of the Sponsor or any of their affiliates, (f) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) any charitable organization to which such Person Transfers their securities; or (h) who received Registrable Securities in connection with Transfers by private sales or Transfers made in connection with the consummation of the Business Combination, in each case by the Sponsor, at prices no greater than the price at which the securities were originally purchased.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the Operating Company A&R OA upon an exchange of Class A Common Units and an equal number of shares of Class V Voting Stock for Class A Common Stock, (ii) issued pursuant to the Class B Common Stock Conversion, or (iii) the Sponsor Earnout Shares), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may rely on a representation from such Holder that it is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo).

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this A&R Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration, listing and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) all fees and disbursements of one (1) separate outside counsel (and local and special counsel, to the extent necessary) selected by the majority-in-interest of the Holders participating in such Registration;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the reasonable out-of-pocket expenses of any Requesting Demand Holders in connection therewith); and

(h) any other fees and disbursements customarily paid by the issuers of securities.

(i) “Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this A&R Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“SPAC Insiders” means Steven J. Heyer, Andrew J. Heyer, Christopher Bradley, Joseph M. Tonnos, Roger Meltzer, Frederic H. Mayerson and Stephen W. Powell.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Letter” means that certain Letter Agreement, dated as of March 1, 2021, by and among PubCo, its officers and directors, and the Sponsor, as the same may be amended, modified, supplemented or waived from time to time.

“Sponsor Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Trading Day” means any day on which the Class A Common Stock is traded on Nasdaq, or, if Nasdaq is not the principal trading market for the Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Class A Common Stock is then traded.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“VWAP” means the volume-weighted average share price of Class A Common Stock as displayed on PubCo’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Warrants” means the following outstanding warrants of PubCo, that upon exercise entitle the Sponsor to acquire in the aggregate up to 5,333,333 shares of Class A Common Stock and were issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and among PubCo and the Sponsor.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 1, 2021, by and between PubCo and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

Section 1.2 Interpretive Provisions. For all purposes of this A&R Investor Rights Agreement, except as otherwise provided in this A&R Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this A&R Investor Rights Agreement, refer to this A&R Investor Rights Agreement as a whole and not to any particular provision of this A&R Investor Rights Agreement.

(c) references in this A&R Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this A&R Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this A&R Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this A&R Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

RESERVED

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within thirty (30) days of the Closing Date or such other earlier date as it is required in accordance with the Warrant Agreement or any other agreements concerning the registration of Registrable Securities to which PubCo is party (each, an “Other Registration Agreement”), a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective, under (x) the Securities Act and (y) the blue sky laws of such jurisdictions as any participating Holder reasonably requests, as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof (such date, the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC; provided, further, that PubCo shall have the Shelf declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Shelf will not be “reviewed” or will not be subject to further review; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and reasonably requested by, any Holder. In the event PubCo files a Form S-1 Shelf, PubCo shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities

Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this A&R Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Sponsor or Holders of at least fifteen percent (15%) of the then-outstanding number of Registrable Securities may request (such requesting Holders, the “Demanding Holders”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, in no event shall any Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Holder, subject to the first sentence of this Section 3.1(c); provided that PubCo shall not be obligated to effect, or to take any action to effect, any Underwritten Shelf Takedown otherwise permitted pursuant to this Section 3.1(c) if PubCo has already effected an Underwritten Shelf Takedown in the preceding six (6) month period; provided, further, under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to an Underwritten Shelf Takedown under this subsection 3.1(c) with respect to any or all Registrable Securities held by the Sponsor (or any of its Permitted Transferees), except that a Registration shall not be counted for such purposes unless a Shelf has been initiated by the Sponsor, has become effective and all of the Registrable Securities requested by the Sponsor to be registered in such Underwritten Shelf Takedown have been sold, in accordance with this Section 3.1 of this A&R Investor Rights Agreement.

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and at any time or from time to time that PubCo does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, each Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Holder’s Registrable Securities (each, a “Demand Registration”). PubCo shall, within ten (10) days of its receipt of the Demand Registration request, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Demand Holder”) shall so notify PubCo, in writing, within five (5) days after the receipt by the Holder of the notice from PubCo. Upon receipt by PubCo of any such written notification from a Requesting Demand Holder(s) to PubCo, such Requesting Demand Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and PubCo shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Requesting Demand Holders pursuant to such Demand Registration in accordance with the provision of this Section 3.1(f). Under no circumstances shall PubCo be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this Section 3.1(f) with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 has become effective and all of the Registrable Securities requested by the Requesting Demand Holders to be registered on behalf of the Requesting Demand Holders in such Demand Registration have been sold, in accordance with Section 3.1 of this A&R Investor Rights Agreement. PubCo shall file such Registration Statement within thirty (30) days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within sixty (60) days of filing; provided, that such deadline shall be extended to ninety (90) calendar days after the date of filing if the Registration Statement on Form S-1 is reviewed by, and comments thereto are provided from, the SEC; provided, further PubCo shall have the Form S-1 declared effective within five (5) Business Days after the date PubCo is notified (orally or in writing, whichever is earlier) by the staff of the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that if such deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the deadline shall be extended to the next Business Day on which the SEC is open for business. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a Demand Registration under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

Section 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to conduct a registered offering of Equity Securities on behalf of any Holders (other than pursuant to Underwritten Shelf Registration), or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo, for its own account, in each case, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into Equity Securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.2. PubCo shall use its reasonable best efforts to cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than a Demand Registration or an Underwritten Shelf Takedown), in good faith, advises PubCo and the Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to an Other Registration Agreement, and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to Other Registration Agreements, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown or Demand Registration and all sales pursuant to such Underwritten Shelf Takedown or Demand Registration pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this A&R Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Demand Registration or any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

Section 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo and if required by the managing underwriter(s), each Holder that holds more than one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this A&R Investor Rights Agreement), without the prior written consent of PubCo, during the ten (10) Business Days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least one percent (1%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding Class A Common Units), each other Holder that is participating in the Underwritten Offering, and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall use its commercially reasonable efforts to, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and, subject to the applicable terms of this A&R Investor Rights Agreement, cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) at least three (3) calendar days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, as applicable, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), or such other documents as the Underwriters or the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification), and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process (other than service of process in connection with such qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) furnish to each seller of Registrable Securities under a Registration Statement or Prospectus such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j) permit Representatives of the Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, fifty million dollars ($50,000,000), use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, if any Holder does not provide PubCo or the managing underwriter, if any, with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this A&R Investor Rights Agreement unless, on or prior to the later of (i) the fifth (5th) Business Day following the date on which documents or other information are requested from such Holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement or Prospectus pursuant to this A&R Investor Rights Agreement, such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering of Equity Securities initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders, and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file, timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and, upon receipt of request from a Holder, to promptly furnish such Holder(s) with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred, and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other out-of-pocket expenses actually and reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with legal counsel reasonably satisfactory to the indemnified party (such permission not to be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation, and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this A&R Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any out-of-pocket legal or other fees, charges or expenses actually and reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and the Warrant Agreement, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this A&R Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this A&R Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA) for the benefit of the Sponsor, other than the Warrant Agreement.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the reasons for non-compliance to the extent such information does not constitute disclosure of material non-public information.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this A&R Investor Rights Agreement, including for purposes of Section 3.12. Other than the Members and the Sponsor, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA and Investor Rights Agreement. Upon the Closing, PubCo and the Sponsor agreed that the Original RRA and all of the respective rights and obligations of the parties thereunder were terminated in their entirety and shall be of no further force or effect. Upon the Effective Date, PubCo and the Sponsor hereby agree that the Investor Rights Agreement and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16 Distributions; Direct Ownership.

(a) Notwithstanding anything to the contrary contained herein, in the event that the members or former members of the Sponsor hold any Registrable Securities directly, such members or former members of the Sponsor shall be treated as the Sponsor under this A&R Investor Rights Agreement; provided that such members or former members of the Sponsor, taken as a whole, shall (i) exercise their rights based on the majority-in-interest of such members or former members holding Registrable Securities; and (ii) not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this A&R Investor Rights Agreement.

(b) In the event that a Member distributes all of its Registrable Securities to its members, such distributees shall be treated as a Member under this A&R Investor Rights Agreement; provided that such distributees, taken as a whole, shall (i) exercise their rights based on the majority-in-interest of such distributees holding Registrable Securities; and (ii) not be entitled to rights in excess of those conferred on a Member, as if such Member remained a single party to this A&R Investor Rights Agreement.

(c) Notwithstanding the foregoing, other than Transfers by private sales or Transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the securities were originally purchased, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Member, as applicable.

Section 3.17 Adjustments. If there are any changes in the Common Stock as a result of a stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this A&R Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this A&R Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

ARTICLE IV

LOCK-UP

Section 4.1 Lock-Up.

(a) Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted through a waiver pursuant to Section 4.3, (iii) by any Member following the Member Lock-Up Period (as defined below), (iv) Transfers by private sales or Transfers made in connection with the consummation of the Business Combination, in each case by the Sponsor, at prices no greater than the price at which the securities were originally purchased, or (v) by the Sponsor following the Sponsor Lock-Up Period (as defined below). The “Member Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is six (6) months after the Closing Date; provided that, the Member Lock-Up Period with respect to any Member’s Earnout Company Units and Earnout Voting Shares shall not end prior to the date that such Member’s Earnout Company Units and Earnout Voting Shares are earned in accordance with the BCA. The “Sponsor Lock-Up Period” shall be (w) with respect to Sponsor Earnout Shares, until the date such securities have been earned in accordance with the BCA, (x) with respect to the shares of Class A Common Stock issued in connection with the Class B Common Stock Conversion (other than the Sponsor Earnout Shares), the period commencing on the Closing Date and continuing until the date that is six (6) months after the Closing Date, and (y) with respect to the Warrants (and the Class A Common Stock issuable upon exercise of the Warrants), the period commencing on the Closing Date and continuing until the date that is thirty (30) days after the Closing Date. “Lock-Up Period” means with respect to the Members (including any Person who succeeds to such Member’s rights under this A&R Investor Rights Agreement pursuant to Section 5.1), the Member Lock-Up Period and, with respect to the Sponsor (including any Person who succeeds to the Sponsor’s rights under this A&R Investor Rights Agreement pursuant to Section 5.1), the Sponsor Lock-Up Period. “Lock-Up Shares” means the Equity Securities in PubCo and the Operating Company held by the Holders, directly or indirectly, as of the Closing Date, including the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant), Class A Common Stock, Class V Voting Stock, and the Class A Common Units held by the Members or the Sponsor as of the Closing Date; provided that, if the lock-up restrictions are waived with respect to any such Equity Securities in accordance with Section 4.3, such Equity Securities shall no longer be deemed Lock-up Shares for so long as such restrictions are waived.

(b) During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this A&R Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c) The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units and the Earnout Company Units), the Earnout Voting Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo or (ii) (a) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (b) in the case of an individual, pursuant to a qualified domestic relations order; or (c) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(a) or clause (ii)(b) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this A&R Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this A&R Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Investor Rights Agreement by executing and delivering a joinder in the form attached to this A&R Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this A&R Investor Rights Agreement; provided that the (A) restrictions on Transfers under this Article IV shall not apply to Permitted Transferees who receive Registrable Securities in connection with Transfers by private sales or Transfers made in connection with the consummation of the Business Combination, in each case by the Sponsor, at prices no greater than the price at which the securities were originally purchased, and (B) the Permitted Transferees identified in clause (A) of this proviso may elect to join this A&R Investor Rights Agreement (after giving effect to clause (A) of this proviso) at the time of such Transfer but shall not be required to do so as a condition to such Transfer.

Section 4.3 Waiver of Lock-Up Restrictions. Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may effect any Transfer with the prior written consent of PubCo.

Section 4.4 Other Lock-Up Restrictions. Each of PubCo, the SPAC Insiders and the Sponsor hereby acknowledge and agree that this Article IV supersedes the Sponsor Letter in all respects, and the parties’ obligations thereunder are terminated.

ARTICLE V

GENERAL PROVISIONS

Section 5.1 Assignment; Successors and Assigns; No Third-Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this A&R Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this A&R Investor Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void.

(b) Notwithstanding anything to the contrary contained in this A&R Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this A&R Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2 or with the prior written consent of PubCo pursuant to Section 4.3; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this A&R Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this A&R Investor Rights Agreement by executing and delivering a joinder in the form attached to this A&R Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor, except as otherwise provided in this A&R Investor Rights Agreement) for all purposes of this A&R Investor Rights Agreement; provided that (A) this requirement shall not apply to Permitted Transferees who receive Registrable Securities in connection with Transfers by private sales or Transfers made in connection with the consummation of the Business Combination, in each case by the Sponsor, at prices no greater than the price at which the securities were originally purchased, and (B) the Permitted Transferees identified in clause (A) of this proviso may elect to join this A&R Investor Rights Agreement at the time of such Transfer but shall not be required to do so as a condition to such Transfer. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this A&R Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this A&R Investor Rights Agreement. The Parties acknowledge that there is no intention to form a “group” (as defined in Section 13(d)(3) of the Exchange Act) between the Parties to this A&R Investor Rights Agreement.

(c) All of the terms and provisions of this A&R Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this A&R Investor Rights Agreement.

(d) Nothing in this A&R Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this A&R Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2 Termination. Article III of this A&R Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this A&R Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 5.3 Severability. If any provision of this A&R Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this A&R Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a) This A&R Investor Rights Agreement, together with the Exhibit to this A&R Investor Rights Agreement, the BCA, the Operating Company A&R OA, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this A&R Investor Rights Agreement and therein.

(b) No provision of this A&R Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Members and their Permitted Transferees collectively Beneficially Own five percent (5%) or more of the voting power of the stock of PubCo held by the Members immediately after the Closing, the Members’ Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this A&R Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by PubCo.

(d) Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor or (ii) the Members’ Representative or a particular Member or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Member or all of the Members.

Section 5.5 Counterparts; Electronic Delivery. This A&R Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this A&R Investor Rights Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this A&R Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission, which may include electronic confirmation) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid), or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

biote Corp.

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Attention: Marybeth Conlon

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ, UK

Attention: Michal Berkner; Ryan Sansom

Email: [***]

if to the Members, to:

BioTe Holdings, LLC

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Attention: Marybeth Conlon

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley (UK) LLP

22 Bishopsgate

London EC2N 4BQ, UK

Attention: Michal Berkner; Ryan Sansom

Email: [***]

if to the Sponsor:

Haymaker Sponsor III LLC

501 Madison Avenue, Floor 12

New York, NY 10022

Attention: Christopher Bradley

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke, Stephen P. Alicanti

Email: [***]

if to the Members’ Representative:

Teresa S. Weber

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Email: [***]

with a copy (which shall not constitute notice) to:

BioTe Holdings, LLC

1875 W. Walnut Hill Ln #100

Irving, TX 75038

Attention: Marybeth Conlon

Email: [***]

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this A&R Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this A&R Investor Rights Agreement, and the performance of the obligations imposed by this A&R Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING IN RESPECT OF ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in each case in Wilmington, Delaware, in any Proceeding arising out of or relating to this A&R Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this A&R Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this A&R Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this A&R Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this A&R Investor Rights Agreement (other than Article IV) and such shares shall be considered to be “Registrable Securities” as such term is used in this A&R Investor Rights Agreement.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws, and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this A&R Investor Rights Agreement, and (y) remove such restrictive legends upon the request of a Holder following the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11 No Third-Party Liabilities. This A&R Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this A&R Investor Rights Agreement, or the negotiation, execution or performance of this A&R Investor Rights Agreement (including any representation or warranty made in or in connection with this A&R Investor Rights Agreement or as an inducement to enter into this A&R Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this A&R Investor Rights Agreement on behalf of a Party hereto), unless a Party to this A&R Investor Rights Agreement, shall have any liability or obligation with respect to this A&R Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this A&R Investor Rights Agreement, or the negotiation, execution or performance of this A&R Investor Rights Agreement (including a representation or warranty made in or in connection with this A&R Investor Rights Agreement or as an inducement to enter into this A&R Investor Rights Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Investor Rights Agreement as of the Effective Date.

PUBCO:

BIOTE CORP.

By	/s/ Teresa S. Weber
Name: Teresa S. Weber
Title: Authorized Signatory

SPONSOR:

HAYMAKER SPONSOR III LLC

By	/s/ Steven J. Heyer
Name: Steven J. Heyer
Title: Managing member

SPAC INSIDERS (solely for the purpose of Section 4.4):

/s/ Steven J. Heyer
Steven J. Heyer

/s/ Andrew R. Heyer
Andrew R. Heyer

/s/ Christopher Bradley
Christopher Bradley

/s/ Joseph M. Tonnos
Joseph M. Tonnos

/s/ Roger Meltzer
Roger Meltzer

/s/ Frederic H. Mayerson
Frederic H. Mayerson

/s/ Stephen W. Powell
Stephen W. Powell

[Signature Page to A&R Investor Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this A&R Investor Rights Agreement as of the Effective Date.

MEMBERS’ REPRESENTATIVE:

/s/ Teresa S. Weber
Teresa S. Weber

[Signature Page to A&R Investor Rights Agreement]

Exhibit A

FORM OF JOINDER

This Joinder (this “Joinder”) to the Investor Rights Agreement is made as of [__], 20[__], is between [__] (“Transferor”) and [__] (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring [__] Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of May 26, 2022, among biote Corp. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor, except as otherwise provided in the Investor Rights Agreement) for all purposes of the Investor Rights Agreement.

Notice. Any notice, demand or other communication under the Investor Rights Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement.

Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Third Party Beneficiary. Pubco is an express third party beneficiary of this Joinder.

Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[Signature Page Follows]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

TRANSFEROR:

By
Name:
Title:

TRANSFEREE:

By
Name:
Title:

Address for notices:

[Signature Page to Exhibit A to Investor Rights Agreement]